Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-273430
September 12, 2025

SIDUS SPACE®

SPACE ACCESS **REIMAGINED**®



September 2025

This presentation contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement.

Forward-looking statements are only predictions. The forward-looking events discussed in this presentation and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward- looking events discussed in this presentation and other statements made from time to time by us or our representatives might not occur. See other factors described more fully in the section entitled ‘Risk Factors’ in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2024, and other periodic reports filed with the Securities and Exchange Commission. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a prospectus supplement and the accompanying prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus supplement is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus supplement and related base prospectus.





ORLAITH





Sidus Space is an innovative space and defense technology company with core capabilities that include dual use **AI products & services**, **satellite manufacturing & technology integration**, and **space-based data solutions**.

Sidus offers a proprietary ecosystem enabling the modernization of space and defense infrastructure by owning and integrating the full tech stack—hardware, software, and data. Our unique model is a catalyst for mission-critical solutions, enabling resilient, real-time capabilities across both government and commercial sectors.



FORTIS VPX
MAXIMA
FORTIS VPX



Mission-Driven. End-to-End. Trusted.

Full-Stack Capabilities: Hardware, software, and data services in-house

Defense-Grade Agility: Rapid design, production, and deployment

Mission-Aligned Solutions: Supporting government priorities across defense, transportation, and space

Proven Execution: Trusted partner for NASA, DoD, and commercial aerospace clients

Sidus is at the **intersection of defense modernization, long term infrastructure initiatives, and commercial innovation**, delivering core technologies that support:

- National defense priorities including resilient, secure satellite systems
- Modernization of aviation and critical infrastructure
- Real-time data delivery to enhance situational awareness and mission success









As demand for space-enabled defense and infrastructure systems accelerates, Sidus Space is strategically positioned to convert market shifts into shareholder value.



Mission: Space Access Reimagined®

- Enabling a future-ready foundation for the new space economy
- Committed to rapid innovation
- Optimization of space system and data collection performance

Locations: Proximity to Eastern and Western launch sites
Kennedy Space Center, Cape Canaveral Space Force Station, Vandenberg Space Force Base

East Coast

Headquarters: Merritt Island, FL

Manufacturing Facility: Cape Canaveral, FL

West Coast

El Segundo, CA

Products and Services: Adaptable, cost-effective solutions

- AI-driven space-based data solutions
- Satellite manufacturing and technology integration
- Mission planning and management operations
- AI/ML products and services
- Space and defense hardware manufacturing

Leadership and Key Personnel



Carol Craig

Chief Executive Officer & Founder



Adarsh Parekh

Chief Financial Officer



Mark Mikolajczyk

Chief Operations Officer



Valerij Ojdanic

Chief Technology Officer



John Roy

Chief Human Resources Officer



Patrick Butler

SVP Mission Operations & PLM

Integrated Ecosystem: Sea, Land, Air, and Space

SIDUS SPACE

FORTIS™ VPX

AI-powered Command & Data Handling Module

Designed to deliver high-performance processing in the most demanding environments


FORTIS™ VPX



Sea
Submarines, surface ships, underwater drones



Air
Aerial drones, ballistic missiles, commercial and civil aircraft



Land
Command and control (C2) network, electronic warfare (EW), intelligence, surveillance, and reconnaissance (ISR), unmanned ground vehicles



Space
Counterspace and defense operations, satellites, situational awareness

LIZZIESAT®

Satellite Platform

A multi-mission satellite for a multi-mission constellation™

Low Earth Orbit (LEO)

Medium Earth Orbit (MEO)

Geostationary Orbit (GEO)



ORLAITH™
ARTIFICAL INTELLIGENCE ECOSYSTEM

AI-powered Ecosystem

AI capability across all domains and orbits

SIDUS SPACE


1
Data Acquisition through LizzieSat®
2
Data processing through machine learning and pattern recognition
3
Only mission-critical analytics and insights are sent to ground station
4
Delivers faster, more accurate insights improving actionable intelligence and reducing costs

Space-Rated Composite Structure

- Technology Readiness Level-9, 3D-printed satellite chassis
- Configurable mass: 100–800 kg | Mission life: 3/5/7 years

Software Defined Architecture

- Highly reconfigurable and reprogrammable in-orbit for mission flexibility
- Supports software defined multi-sensor payloads (multispectral, AIS, optical, and more)

Near Real-Time Data Delivery with Orlaith™ AI

- Rapid on-orbit data analysis, pattern recognition, custom analytics, data fusion, and continuous modeling

Intelligence-Centric Operations

- Smart Satellites: taskable, selective, and context-aware
- Mission-critical data is collected, processed, and transmitted
- Reduced bandwidth, latency, and storage costs
- Faster, more accurate decision-making and stronger ROI

Superior Performance & Economics

- Throughput: 124Mb/s – 800Mb/s
- Scalable multi-launch cadence with SpaceX
- Serves government, defense, intelligence, and commercial sectors

Differentiated Global Data Collection and Fusion

Software-Defined Satellites (SDS)

Multi-spectral imaging and proprietary software-defined capabilities enable rapid, on-orbit adoption for multiple end-uses

Subscription-based, Recurring Revenue Model

Contracts in place for AI and data with expectations for increasing demand post launch

Diverse Customer Base

Serves government, defense, intelligence and commercial sectors

LizzieSat® micro-constellation satellites also enable high-quality, space-to-space data relay

Healthy, Sustainable Margins

Multiple sensors collect data simultaneously, supporting resale to various customers across missions

Multiple pricing tiers based on the data access span: archived, standard, enhanced (combining multiple sensors), and priority

Highly differentiated, **AI-powered** data processing capabilities enabling cost-effective data collection, fusion and transfer



Recurring software-like revenue

Low data acquisition costs

Potential for 75-85% margins

Daily data transfer from 100-1,000GB

SIDUS SPACE



AI-Driven On-Orbit Intelligence

Cutting Edge Computing

Performs trillions of operations per second

Minimizes downlink costs while significantly increasing response times for critical in-orbit events

Produces rapid response times providing actionable intelligence and reliability

Sensor Data Processing

Processing capabilities for detailed Earth Observation (EO), digital data storage, telecommunication

Autonomous Satellite Operations

Enables satellites to operate autonomously, streamlining mission tasks

Cloud Computing

Facilitates cloud-based data for space applications

Space Situational Awareness

Enhances space surveillance and awareness

Data Storage and Compression

Stores and compresses data on-orbit

Enhanced Cybersecurity

Implements advanced encryption technology and other cybersecurity protocols at the point of data collection

SIDUS SPACE

13+ Years of industry-leading, high-quality commercial, military, and government manufacturing experience

AAR | AIRBUS | ASPINA | BECHTEL | BLUE ORIGIN
EUTELSAT ONEWEB | HEO | INTUITIVE MACHINES | ISS U.S. NATIONAL LABORATORY | Jacobs
NASA | NORTHROP GRUMMAN | PARSONS | Peraton | RTX
BOEING | CACI EVER VIGILANT | Collins Aerospace | U.S. Department of Defense | Dynetics A Leidos Company
L3HARRIS | LOCKHEED MARTIN | LONESTAR | MAXAR | Nanoracks
SIERRA SPACE | SPACEX | TELEDYNE MARINE | TNO innovation for life | ULA



Government



Defense



Intelligence



Commercial



Artemis SLS


NASA

Orion



The International Space Station



Dreamchaser



Lunar Terrain Vehicle



Lunar Orbital Gateway

Satellite Manufacturing: Bespoke Satellite Design, Manufacturing and Operations







Strategic Vertical Integration

Scalable and Streamlined Manufacturing

Flexible, efficient production cycles with capabilities to serve internal and external end-users

Existing, Proven Infrastructure

35,000 sq. ft. facility located in Cape Canaveral, Florida on the Space Coast

Controlled Products and Services Quality

Space qualified Commercial Off-the-Shelf (COTS) components and capability to manufacture our own space supply chain products

Flexible Technology Integration

Modular design, enabling rapid integration of variable sensors and technology

Lower Costs

Fixed costs spread across multiple customers and capabilities

Full Stack Space Services

Includes state-of-the-art Mission Control Center (MCC)


SIDUS SPACE


SIDUS SPACE

Efficiency

Force Multiplier for Our Clients through Vertically Integrated Scalable Solutions

- Streamlined operations and lean methodologies
- Seamless integration
- Proprietary hardware, software, and service innovations
- Existing infrastructure with capacity for expansion
- Versatile bus platform



Capabilities

Expansive Capabilities Across LEO, Lunar, Mars, and Beyond

- Advanced proprietary AI/ML-enabled computing
- Multi-mission constellation
- Comprehensive end-to-end space services
- Accomplished leadership with over a century of combined space industry experience



Technology

First Launch Success

- Hybrid 3D printing technology
- Integrated multi-sensor data collection capabilities
- Improved processing and delivery speed for data relay
- Adding VPX technology on future LizzieSat® launches
- Orlaith™ AI platform

Projected Milestone Timeline 2025 - 2026

2025





Satellite Milestones

Launched LizzieSat® - 3, March 14, 2025, which featured data integration with Sidus Orlaith™ enabling on-orbit data processing for critical applications such as Space Situational Awareness (SSA), maritime monitoring, and disaster response

Multi-purpose, multi-mission, micro-constellation

Space-to-Space data relay module

Lonestar - first lunar satellite opportunity

LS-1 completed initial NASA ASTRA mission and signed a follow up contract to continue through the life of the satellite

Product/Partnership

Focus on core pillars of Sidus: Technology, AI and Space

Fortis™ VPX in production & entering the market

ALEM FlatSat (Adaptable LizzieSat® Engineering Model) Lab-based integration and test-bed platform

In-orbit demonstrations and algorithms that provide near real-time, autonomous Intelligence, Surveillance, and Reconnaissance (ISR) tasking and execution

ML2 enclosure deliveries

Navy trainer delivery

Sidus International Space Center

2026

Satellite Milestones

LizzieSat® - 4 & 5 gen-1 platform with software-defined systems

LizzieSat® - 6 gen-2 platform

LizzieSat® Lunar – full production

The Netherlands Organization HemiCat integration– a high-efficiency miniature communications laser terminal



Product/Partnership

VPX/SOSA™ LizzieSat® flight heritage

Software defined multi-spectral imagery integration

In-orbit demonstrations and algorithms that provide near real-time, autonomous Intelligence, Surveillance, and Reconnaissance (ISR) tasking and execution


SIDUS SPACE

Actively pursuing multiple international and lunar opportunities alongside major government infrastructure projects across all business segments

SIDUS SPACE



Key Metrics & Momentum

Operating Leverage: Even at an early stage, Sidus has developed an expansive platform and backlog while maintaining stable operating expenses

Poised for Growth: Third satellite launch in under a year, with programs like Lonestar indicating strong near- and long-term revenue potential

Strengthened Balance Sheet: Raised $37MM in 2024, positioning Sidus to pursue high-impact market opportunities

Cost Efficiency: Total cost per satellite has dropped significantly; LizzieSat®-3 is nearly 50% more cost-efficient than LizzieSat®-1

Strategic Flexibility: Healthy cash position and low leverage equip Sidus to scale quickly into emerging national security and infrastructure initiatives

Sidus continues to strengthen its position through disciplined growth, demonstrated heritage, expanded contracts, and a vertically integrated model designed to scale with mission-critical demand.

	Twelve Months Ended	
	December 31, 2024	December 31, 2023
Revenues	$4,672,646	$5,962,785
Cost of Revenue	$(6,141,657)	$(4,321,482)
Gross Profit (Loss)	**$(1,469,011)**	**$1,641,303**
Total Operating Expenses	$14,249,870	$14,166,617
Other Income (Expenses)	$(1,805,175)	$(1,803,034)
Net Loss	**$(17,524,056)**	**$(14,328,348)**

Capitalization Table as of July 31, 2025	
Class A Stock	25,347,483
Class B Stock[1]	100,000
Options (WAEP: $11.58)	64,552
Warrants (WAEP: $2.53)	3,533,330
Fully Diluted Shares Outstanding	**29,045,365**

(1) The rights of the holders of Class A stock and Class B stock are identical, except with respect to voting rights. Each share of Class A stock is entitled to one vote. Each share of Class B stock is entitled to ten votes and is convertible at any time into one share of Class A common stock

Revenue Pipeline: Strong Growth Outlook

>30 Active Customers in Multiple Divisions

~ $100 Million Pipeline (1)

Expanding Customer Base Across the Globe

Diverse Mix of Revenue Opportunities throughout all Divisions

Multiple Recurring Customers

Recurring Customer Revenue and Opportunities

NASA	Blue Origin
L3Harris Technologies	Lockheed Martin
Dynetics, a Leidos Company	Eutelsat OneWeb
Bechtel National	Collins Aerospace
Bechtel Plant Machinery Inc	SpaceX

Multi-Year Contracts in LEO/Lunar

SLS/Artemis - Universal Stage Adapter (USA)

NGA Research Development

Lunar Terrain Vehicle Services









(1) Sidus internal analysis based on projections and management estimates







Heritage and Innovation

- Experienced leadership team
- Recognized innovation with 12 patents issued and 12 pending
- Highly skilled, forward-thinking operations and engineering teams
- Proven track record of on-orbit delivery and mission success

Near-Term High Growth Opportunity

- Successfully launched LizzieSat®-1 and LizzieSat®-2 in 2024, and LizzieSat®-3 in March 2025
- Multiple LizzieSat® satellites planned for on-orbit operations within 24 months
- Multi-launch / multi-year agreement with SpaceX enabling steady launch cadence
- Scaled and predictable growth plan

Differentiated, Comprehensive Offering

- AI-driven space-based data solutions
- Satellite manufacturing and technology integration
- Mission planning and management operations
- AI/ML products and services
- Space and defense hardware manufacturing

SIDUS SPACE®

SPACE ACCESS **REIMAGINED**®



Contact us at:

Investor Relations

Adarsh Parekh, Chief Financial Officer

T: 321.450.5633 (option 1)

Investorrelations@sidusspace.com

Transfer Agent

Pacific Stock Transfer Company

6725 Via Austi Pkwy Suite 300

Las Vegas, NV 89119

T: 702.361.3033 x 111